SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CTI MOLECULAR IMAGING, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑     No fee required.

☐     Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and 0-11.

          (1)     Title of each class of securities to which transaction applies:

          (2)     Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          (4)     Proposed maximum aggregate value of transaction:

          (5)     Total fee paid:

☐     Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)     Amount Previously Paid:

          (2)     Form, Schedule or Registration No.:

          (3)     Filing Party:

          (4)     Date Filed:

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS
TIME, DATE AND PLACE OF ANNUAL MEETING
INFORMATION CONCERNING PROXY
PURPOSES OF THE ANNUAL MEETING
OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS
(PROPOSAL 1) ELECTION OF DIRECTORS; NOMINEES
INFORMATION AS TO EXECUTIVE OFFICERS AND DIRECTORS
BENEFICIAL SECURITY OWNERSHIP
EXECUTIVE COMPENSATION AND OTHER INFORMATION
REPORT OF THE COMPENSATION COMMITTEE
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
(PROPOSAL 2) APPOINTMENT OF INDEPENDENT AUDITORS
INFORMATION CONCERNING STOCKHOLDER PROPOSALS
OTHER BUSINESS
EXHIBIT A

CTI MOLECULAR IMAGING, INC.

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

       To the Stockholders of CTI Molecular Imaging, Inc.:

      NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) of CTI Molecular Imaging, Inc., a Delaware corporation (the “Company” or “ CTI”), will be held at the headquarters of the Company located at 810 Innovation Drive, Knoxville, Tennessee 37932 at 9:30 a.m., local time, on Tuesday, March 18, 2003, for the following purposes:

(1) To elect two members to the Company’s Board of Directors to serve until the annual meeting of stockholders in 2006 and until their successors are duly elected and qualified;

(2) To ratify the reappointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants; and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

      The Board of Directors has fixed the close of business on January 24, 2003 as the record date for determining those stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

      Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors,

/s/ R. GREGORY BROPHY

Senior Vice President, General
Counsel and Secretary

Knoxville, Tennessee

February 18, 2003

THIS IS AN IMPORTANT MEETING AND ALL STOCKHOLDERS ARE ENCOURAGED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING PRE-ADDRESSED, POSTAGE-PAID ENVELOPE. YOUR PROXY MAY BE REVOKED PRIOR TO THE VOTING BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

CTI MOLECULAR IMAGING, INC.

810 INNOVATION DRIVE
KNOXVILLE, TENNESSEE 37932
(865) 218-2000

PROXY STATEMENT

2003 ANNUAL MEETING OF STOCKHOLDERS
MARCH 18, 2003

TIME, DATE AND PLACE OF ANNUAL MEETING

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CTI Molecular Imaging, Inc., a Delaware corporation (the “Company” or “CTI”), of proxies from the holders of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), for use at the 2003 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), and any adjournments or postponements thereof. The Annual Meeting will be held at the Company’s headquarters located at 810 Innovation Drive, Knoxville, Tennessee 37932 at 9:30 a.m., local time, on Tuesday, March 18, 2003.

      The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to stockholders is February 18, 2003. Stockholders should review the information in this Proxy Statement together with the Company’s Annual Report to Stockholders for the fiscal year ended September 30, 2002 which accompanies this Proxy Statement. The Company’s principal executive offices are located at 810 Innovation Drive, Knoxville, Tennessee 37932, and its telephone number is (865) 218-2000.

INFORMATION CONCERNING PROXY

      The enclosed proxy is solicited on behalf of the Company’s Board of Directors. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company’s Secretary at the Company’s headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting. All written notices of revocation should be addressed as follows: CTI Molecular Imaging, Inc., 810 Innovation Drive, Knoxville, Tennessee 37932, Attention: R. Gregory Brophy, Corporate Secretary.

      The cost of preparing, assembling and mailing this Proxy Statement, the Notice of 2003 Annual Meeting of Stockholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in doing so.

PURPOSES OF THE ANNUAL MEETING

      At the Annual Meeting, the Company’s stockholders will consider and vote upon the following matters:

(1) To elect two members to the Company’s Board of Directors to hold office until the 2006 Annual Meeting and until their successors are duly elected and qualified;

(2) To ratify the reappointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants; and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

      If you sign and return the enclosed proxy, the proxies named therein will have authority to vote your shares of Common Stock at the Annual Meeting as indicated therein. EXECUTED BUT UNMARKED PROXIES RECEIVED PURSUANT TO THIS SOLICITATION (AND WHICH HAVE NOT BEEN REVOKED IN ACCORDANCE WITH THE PROCEDURES SET FORTH HEREIN) WILL BE VOTED (A) FOR THE ELECTION OF THE RESPECTIVE NOMINEES FOR DIRECTOR NAMED BELOW, (B) IN FAVOR OF RATIFICATION OF THE REAPPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS, AND (C) BY THE PROXIES IN THEIR DISCRETION UPON ANY OTHER PROPOSALS THAT MAY PROPERLY COME BEFORE THE MEETING.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

      The Board of Directors has set the close of business on January 24, 2003 as the record date (the “Record Date”) for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 43,396,891 shares of Common Stock issued and outstanding, of which 42,756,891 are entitled to be voted at the Annual Meeting. According to the Company’s bylaws, shares of its own stock belonging to the Company or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Company, shall neither be entitled to vote nor be counted for quorum purposes. Accordingly, the 640,000 shares of the Company’s Common Stock owned by its 50.1% owned subsidiary, CTI PET Systems, Inc., are not entitled to be voted at the Annual Meeting. Each share of Common Stock that is entitled to vote shall have one vote on each matter submitted to stockholders for approval at the Annual Meeting. Stockholders do not have the right to cumulate their votes for directors.

      Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

      You may cast your vote in several different ways. When voting for director nominees, you may (1) vote “for” all the nominees, (2) “withhold” your authority to vote for all nominees, or (3) withhold authority to vote for one or more nominees but vote for the other nominees. With respect to other proposals, you may vote “for” or “against” the proposal, or you may “abstain” from voting on the proposal. If you hold your shares through a broker or nominee and you have not given your broker or nominee instructions about how to vote on a particular matter for which the broker or nominee does not otherwise have discretionary voting power, your shares will be considered “broker or nominee non-votes” with respect to that matter.

      In accordance with Delaware law (under which the Company is organized), and the Company’s bylaws, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum, which is required before any action can be taken at the Annual Meeting. Abstentions, votes withheld and broker or nominee non-votes, and shares represented by proxies reflecting abstentions, votes withheld or broker or nominee non-votes, will all be counted as votes that are present and entitled to vote for the purpose of determining the presence of a quorum. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.

      Abstentions and votes withheld, and shares represented by proxies reflecting abstentions or votes withheld, will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting for purposes of determining the outcome of any matter submitted to the stockholders for a vote, but will not be counted as votes “for” or “against” any matter subject to the abstention or the votes withheld. Broker or nominee non-votes, and shares represented by proxies reflecting broker or nominee non-votes, will be considered as not present and not entitled to vote on that subject matter and therefore will not be considered by the inspectors of election when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

      If a quorum is present at the Annual Meeting, the following stockholder votes will be required for approval of the proposals to be submitted at the Annual Meeting.

•	The nominees for director shall be elected by a plurality of the votes of the shares present, in person or by proxy, at the Annual Meeting. Abstentions, votes withheld, and broker or nominee non-votes, and shares represented by proxies reflecting abstentions, votes withheld, or broker or nominee non-votes, will not effect the outcome of director elections.

•	Other proposals shall be approved by a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions and votes withheld, and shares represented by proxies reflecting abstentions or votes withheld, will have the same effect as a negative vote, but broker or nominee non-votes, and shares represented by proxies reflecting broker or nominee non-votes, will not have the effect as a vote against any other proposal.

      THE COMPANY HAS FILED AN ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2002 WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS MAY OBTAIN, FREE OF CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, BY WRITING TO CTI MOLECULAR IMAGING, INC., 810 INNOVATION DRIVE, KNOXVILLE, TENNESSEE 37932, ATTENTION: CORPORATE SECRETARY. THE COMPANY WILL PROVIDE COPIES OF THE EXHIBITS TO THE FORM 10-K UPON PAYMENT OF A REASONABLE FEE.

(PROPOSAL 1)

ELECTION OF DIRECTORS; NOMINEES

      The Company’s Certificate of Incorporation provides that the number of directors constituting the Company’s Board of Directors shall not be less than six nor more than nine, as determined from time to time by resolution of the Board of Directors. The size of the Board of Directors is currently fixed at seven directors.

      The Company’s Certificate of Incorporation divides the Board of Directors into three classes. Each class of directors serves staggered three year terms and until their successors are elected and qualified or until their respective earlier resignation or removal.

      The current classes of the Board of Directors and their terms of office are as follows:

CLASS I

(Term Expiring in 2003)

Terry D. Douglass

William W. McInnes

CLASS II

(Term Expiring in 2004)

Frederick W. Eubank

Michael E. Phelps
Bernd Haetzel

CLASS III

(Term Expiring in 2005)

Ronald Nutt

Leroy Hood, M.D., Ph.D.

      The two directors in Class I, Terry D. Douglass and William W. McInnes, have been nominated for re-election at the Annual Meeting. Each Class I director elected at the Annual Meeting will serve until the annual meeting of stockholders to be held in 2006.

      All proxies will be voted for Dr. Douglass and Mr. McInnes, absent contrary instructions. The Board of Directors has no reason to believe that the nominees will refuse or be unable to accept election; however, in the event that any nominee is unwilling or unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not specifically direct otherwise will be voted for the remaining nominees, if any, and for such other person(s) as may be designated by the Board of Directors.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

INFORMATION AS TO EXECUTIVE OFFICERS AND DIRECTORS

      The following table sets forth, as of January 15, 2003, information about our executive officers and directors.

Name	Age	Position with Company

Terry D. Douglass, Ph.D.(1)	60	Chairman of the Board, Chief Executive Officer and President
Ronald Nutt, Ph.D.(1)	64	Director and President of CTI PET Systems
David N. Gill	47	Senior Vice President and Chief Financial Officer
Mark S. Rhoads	47	Senior Vice President of CTI and President of PETNet Pharmaceuticals, Inc.
Thomas J. Hook	40	Senior Vice President of CTI and President of CTI Services, Inc.
R. Gregory Brophy	43	Senior Vice President for Business Development, General Counsel and Secretary
Michael E. Phelps, Ph.D.	63	Director
Frederick W. Eubank, II(2)	38	Director
Bernd Haetzel	36	Director
Leroy Hood, M.D., Ph.D.(2)(3)	63	Director
William W. McInnes(2)(3)	54	Director

(1)	Member of Stock Option Committee.

(2)	Member of Audit Committee.

(3)	Member of Compensation Committee.

      Terry D. Douglass, Ph.D. is a founder of CTI and has served as the President and Chairman of the Board of CTI since 1983. Dr. Douglass is also member of the Board of Directors of CTI PET Systems. Prior to joining CTI, Dr. Douglass spent 15 years in various management positions with EG&G in Oak Ridge, Tennessee, resigning as its President in 1983 to form CTI. Dr. Douglass led the group at EG&G that worked with Dr. Michael E. Phelps of UCLA to develop the first commercial PET scanner in 1976. Dr. Douglass holds several patents and has authored several publications in nuclear electronics and PET. Additionally, Dr. Douglass plays a leadership role within the PET industry particularly related to reimbursement initiatives. Dr. Douglass received his bachelor of science, master of science, and doctor of philosophy degrees in electrical engineering from the University of Tennessee at Knoxville.

      Ronald Nutt, Ph.D. is a founder of CTI and has served as a director and as the Senior Vice President and Technical Director of CTI since 1983. Dr. Nutt has been the President of CTI PET Systems since September 2001. Dr. Nutt has more than 30 years experience in various aspects of research and development, having been a pioneer in the development of nuclear instruments at the Oak Ridge National Laboratory and EG&G. Dr. Nutt holds several patents and has authored numerous publications regarding nuclear electronics and

PET. Dr. Nutt is a member of the Board of Directors of CTI PET Systems and the Institute of Molecular Technology of the Academy of Molecular Imaging. Dr. Nutt is a fellow of the IEEE Professional association and was named the recipient of the highest engineer award of the University of Tennessee, “The Nathan Daugherty Award,” in 1997. In addition, Dr. Nutt was recognized as the Outstanding Engineer of the southeastern portion of the U.S. in 1996 and received the Distinguished Scientist Award from the Academy of Molecular Imaging in 2000. Dr. Nutt received his bachelor of science, master of science, and doctor of philosophy degrees in electrical engineering from the University of Tennessee at Knoxville.

      David N. Gill has served as the Chief Financial Officer and Senior Vice President of CTI since January 2002. From February 2000 to March 2001, he served as Chief Financial Officer and Director, and from January 2001 to August 2001 he served as President, Chief Operating Officer and Director of Interland, Inc., a publicly traded telecom related company, prior to its sale. Mr. Gill served as Chief Financial Officer from July 1996 to February 2000 and as Chief Operating Officer from February 1997 to February 2000 of Novoste Corporation, a publicly traded medical device company. From August 1995 to June 1996, he served as Chief Financial Officer of SPEA Software AG, prior to its sale. From 1992 to 1995, Mr. Gill served as President and Director of Dornier Medical Systems, Inc., a medical capital equipment company and a member of the Daimler Benz Group, and from 1990 to 1992 he served as its Vice President of Finance. Mr. Gill received a master of business administration from Emory University and a bachelor of science degree in accounting from Wake Forest University, and was formerly a Certified Public Accountant.

      Mark S. Rhoads has served as a Senior Vice President of CTI and as the President of PETNet Pharmaceuticals, Inc. since February 2000. Prior to joining PETNet, Mr. Rhoads served from 1998 through 2000 as the Vice President of Sales and Marketing for Pro-Neuron, Inc. and Pro-Virus, Inc., two developmental stage biopharmaceutical companies. From 1996 to 1997, Mr. Rhoads served as the Vice President, Health Products for Multifinance Holding Corporation, a private venture capital company, responsible for establishing and managing its health care investment portfolio. From 1980 to 1996, Mr. Rhoads served as the Vice President, Worldwide Product Planning and Vice President, Corporate Strategy for the DuPont Merck Pharmaceutical Company. Mr. Rhoads holds a bachelor of arts degree in biology from the University of Pennsylvania and a master of business administration degree from the Wharton School.

      Thomas J. Hook has served as Senior Vice President of CTI and President of CTI Services, Inc. since July 2002. Prior to joining CTI, Mr. Hook served as General Manager of Global Functional and Molecular Imaging with GE Medical Systems since 2000. From 1997 to 2000, Mr. Hook served as the Founder, President, and Chief Operating Officer for VanOwen Group Acquisition Company in Dallas, Texas. From 1991 to 1997, Mr. Hook served as Manufacturing Manager for Duracell USA, Inc. prior to its acquisition by Gillette, Inc. From 1987 to 1991, Mr. Hook was a Lieutenant in the United States Navy where he served as a nuclear engineer on the USS Abraham Lincoln. Mr. Hook holds a bachelors degree in chemistry and mathematics from St. Bonaventure University, his masters degree in chemistry from State University of New York at Buffalo, and his masters of business administration from Vanderbilt University. Mr. Hook completed his nuclear engineering training at the Navy Nuclear Power School.

      R. Gregory Brophy has served as CTI’s Senior Vice President for Business Development and General Counsel since November 1, 2002. From 1989 to 2002, Mr. Brophy practiced law with Alston & Bird LLP in Atlanta, Georgia where he was a partner from 1995 until joining CTI. While at Alston & Bird, Mr. Brophy focused his practice on corporate finance matters, with an emphasis on mergers and acquisitions, public and private equity offerings, venture capital financing and the formation of strategic alliances. In 1982, Mr. Brophy received a bachelors of science degree in Electrical Engineering from the University of Notre Dame and in 1985 Mr. Brophy received his juris doctorate degree, cum laude, from the University of Georgia School of Law.

      Michael E. Phelps, Ph.D. has served as a director of CTI since 1983. He is currently the Norton Simon Professor and Chair of the UCLA Department of Molecular and Medical Pharmacology, has been on the faculty of the University of California since 1976. In addition to serving as the Departmental Chairman and holding an endowed professorship, he is also the Director of the Crump Institute for Molecular Imaging,

Professor of Biomathematics, the Associate Director of the Laboratory of Structural Biology and Molecular Medicine and the Chief of Nuclear Medicine. He has received numerous awards, among them, the 1992 Pasarow Foundation Award, the 1987 Rosenthal Foundation Award of the American College of Physicians, the George Von Hevesy Prize (won twice) from the Von Hevesy Foundation in Zurich (Von Hevesy won the Nobel Prize in Chemistry), the 1984 Sarah L. Poiley Memorial Award from the New York Academy of Sciences, the 1984 Ernest O. Lawrence Presidential Award, the 1983 Paul Aebersold Award from the Society of Nuclear Medicine, chaired the 1983 Nobel Symposium, elected to the Institute of Medicine of the National Academy of Sciences in 1985, Enrico Fermi Presidential Award, 1998, elected to the National Academy of Sciences in 1999. Dr. Phelps has published over 500 scientific papers and books, dealing with such diverse topics as development of PET, molecular imaging probes for assays from metabolism to gene expression, brain mapping of normal cerebral function and brain development, seizure disorders in infants and children, diagnosing and staging of numerous types of cancers, the differential diagnosis of Alzheimer’s disease and the relationship between genetic defects and metabolic abnormalities in the brain. Dr. Phelps is also the current president of the Academy of Molecular Imaging. Dr. Phelps received a bachelors of science degree in chemistry and mathematics from Western Washington State University and a Ph.D. in chemistry from Washington University in St. Louis.

      Frederick W. Eubank, II has been a director of CTI since 1999. Mr. Eubank joined Wachovia Capital Partners (formerly First Union Capital Partners) in 1989 and has been a Partner since 1995. Prior to joining Wachovia Capital Partners, he worked in First Union’s Specialized Industries Group. Mr. Eubank currently serves on the board of directors of the following companies: AdvisorTech Corporation, Capital Source, LLC, Enhancement Services Corporation and Ettain Group, Inc. Mr. Eubank earned his undergraduate degree from Wake Forest University and his master of business administration degree with honors from Duke University. Mr. Eubank was elected to CTI’s board of directors as the nominee of Wachovia Capital Partners, Inc. pursuant to the terms of a Stockholders Agreement entered into among CTI, several of CTI’s founding stockholders and Wachovia Capital Partners, Inc. in connection with its September 1999 investment.

      Bernd Haetzel has served as a director of CTI since February 2002. Since August 2001, Mr. Haetzel has served as the Vice President of Finance and Administration for the Oncology Care Systems Group of Siemens Medical Solutions USA, Inc. From 1996 to 2000, Mr. Haetzel served as the Vice President of Operations of the Systems Engineering Plant for Siemens’ Automation & Controls Group in Chemnitz, Germany. From 1993 to 1996, Mr. Haetzel served in various financial positions for Siemens Energy & Automation, Inc. Mr. Haetzel holds a degree in finance and business administration from Berufsakademie in Stuttgart, Germany. Mr. Haetzel was elected to CTI’s board of directors as a nominee of Siemens pursuant to the terms of a joint venture between us, Siemens and certain of the Company’s other stockholders, directors and executive officers with respect to the formation of CTI PET Systems.

      Leroy Hood, M.D., Ph.D. has served as a director of CTI since June 2002. Since 1999, Dr. Hood has served as the founder, president and director of the Institute for Systems Biology in Seattle, Washington, which is an organization engaged in developing systems approaches to biology and medicine. From 1992 to 1999, Dr. Hood was a professor at the University of Washington where he founded and chaired the Department of Molecular Biotechnology. From 1970 through 1992 he was a professor in biology at the California Institute of Technology and from 1967 to 1970, Dr. Hood was a Senior Investigator at the National Cancer Institute. Dr. Hood currently serves on the board of directors of Lynx Therapeutics, Inc. and Paradigm Genetics, Inc. Dr. Hood has co-authored more than 500 peer-reviewed papers and has co-authored textbooks in biochemistry, immunology, molecular biology and genetics. Dr. Hood has received numerous scientific and academic awards, including the Albert Lasker Medical Research Award in 1987. In 1960, Dr. Hood received an undergraduate degree in biology from the California Institute of Technology. In 1964, Dr. Hood received a degree in medicine from John Hopkins University and in 1968 he received a Ph.D. in biochemistry from the California Institute of Technology.

      William W. McInnes has served as a director of CTI since May 2002. Since his retirement from Hospital Corporation of America in 1993, Mr. McInnes has worked as a private investor. From 1978 through 1993, Mr. McInnes worked for Hospital Corporation of America during which time he served as the Vice President — Finance and Treasurer. Mr. McInnes was a founder of Tennessee Commerce Bank located in

Nashville, Tennessee and has served as one of its directors since its inception in 1999. Mr. McInnes was also a founder of Diversified Trust Company, located in Memphis, Tennessee and has served on its board of directors since 1993. Mr. McInnes received a bachelors in philosophy from Vanderbilt University in 1970 and a masters in business administration from the Harvard Business School in 1977.

Meetings and Committees of the Board of Directors

      During the Company’s fiscal year ended September 30, 2002, the Company’s Board of Directors held eight formal meetings and took a number of other actions by written consent. The number of formal meetings held by the Board of Directors includes meetings held by the Board of Directors of CTI, Inc., a Tennessee corporation and predecessor of the Company. During the year ended September 30, 2002, no director, except Dr. Hood, attended fewer than 75% of the aggregate of (i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of meetings of committees of the Board of Directors held during the period he served on such committees.

      The only committees of the Board of Directors are the Stock Option Committee, Audit Committee and the Compensation Committee.

      Dr. Douglass and Dr. Nutt were the members of the Stock Option Committee, which held no meetings during the fiscal year ended September 30, 2002, but took a number of actions by written consent. The stock option committee has the authority to approve grants of stock options and other awards under the Company’s equity incentive plans to persons other than the Company’s executive officers and directors. The members of the Stock Option Committee for 2003 are Dr. Douglass and Dr. Nutt. Dr. Nutt chairs the Stock Option Committee.

      Mr. Eubank, Dr. Hood and Mr. McInnes were the members of the Audit Committee during 2002, which held two meetings during the fiscal year ended September 30, 2002. The duties and responsibilities of the Audit Committee are set forth in the written Audit Committee charter adopted by the Board of Directors. Among other things, the duties and responsibilities of the Audit Committee include reviewing and monitoring the Company’s financial statements and internal accounting procedures, making recommendations to the Company’s Board of Directors regarding the selection of independent accountants and consulting with and reviewing the services provided by the Company’s independent accountants. A report of the Audit Committee is included in this Annual Proxy Statement. The members of the Audit Committee for 2003 are Mr. Eubank, Dr. Hood and Mr. McInnes. Mr. McInnes chairs the Audit Committee. All members of the audit committee are independent (as such term is defined in Rule 4200(a)(15) of the NASD listing standards).

      Dr. Hood and Mr. McInnes were the members of the Compensation Committee from its formation in June 2002 through the fiscal year ended September 30, 2002. The Compensation Committee has been charged with reviewing and recommending to the Board of Directors the compensation and benefits of CTI’s executive officers and administering CTI’s stock plans and employee benefit plans. The members of the Compensation Committee for 2003 are Dr. Hood and Mr. McInnes. Dr. Hood chairs the Compensation Committee. During 2002, the entire Board of Directors performed the functions that have been delegated to the Compensation Committee. Accordingly, the Compensation Committee held no meetings during the fiscal year ended September 30, 2002.

      The entire Board of Directors of the Company acts as a nominating committee for selecting management’s nominees for election as directors and has made its nominations for the Annual Meeting.

Independent Director Compensation

      Directors who are neither employed by the Company nor had a contractual right to a seat on the Board receive the following compensation:

•	a fee of $3,000 for each meeting attended in person and $1,000 for each meeting attended telephonically;

•	a fee of $1,500 for each committee meeting attended in person and $1,000 for each committee meeting attended telephonically;

•	committee chairmen receive an annual retainer of $5,000;

•	an initial grant of options to purchase shares valued at $375,000 upon election to the board of directors having an exercise price equal to fair market value of such shares on the date of election; and

•	an annual grant of options to purchase shares valued at $75,000 having an exercise price equal to the fair market value of such shares on the date of grant.

Each grant of options vests immediately and expires after 10 years. The Company also reimburses directors for reasonable expenses in connection with attending Company board and committee meetings.

      In accordance with the foregoing policy, during the fiscal year ended September 30, 2002 Dr. Hood received $1,000 and options to purchase 22,059 shares of Common Stock, Mr. McInnes received $12,500 and options to purchase 22,059 shares of Common Stock. Dr. Phelps has only received reimbursement for his travel and related expenses in connection with attending meetings of the Board of Directors.

BENEFICIAL SECURITY OWNERSHIP

      The following table sets forth, as of January 1, 2003 information with respect to the beneficial ownership of the Company’s Common Stock by (i) the Company’s Chief Executive Officer and each of the other “Named Executive Officers” (as defined below in “Executive Compensation and Other Information — Summary Compensation Table”), (ii) each director of the Company, (iii) all directors and executive officers of the Company as a group and (iv) each holder of five percent (5%) or more of the Company’s outstanding shares of Common Stock. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will be exercisable within 60 days of January 1, 2003 are deemed outstanding, but such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The Company is not aware of any beneficial owner of more than five percent of the outstanding shares of Common Stock other than as set forth in the following table. The percentage of beneficial ownership is based on 42,535,917 shares of Common Stock outstanding on January 1, 2003 which number excludes 640,000 shares of Common Stock held by the Company’s 50.1% owned subsidiary, CTI PET Systems, Inc.

		Percentage
	Number of Shares	of
	Beneficially	Shares
Name of Beneficial Owner(1)	Owned	Outstanding

Terry D. Douglass(2)	7,242,056	17.0%
Ronald Nutt(3)	3,596,925	8.4
David N. Gill(4)	136,640	*
Mark S. Rhoads(5)	369,518	*
Michael K. Templin(6)	262,534	*
Thomas J. Hook(7)	278,617	*
R. Gregory Brophy(8)	156,934	*
Michael Phelps(9)	2,912,581	6.8
Bernd Haetzel(10)	—	—
Frederick W. Eubank, II(11)	2,534,598	6.0
Leroy Hood, M.D., Ph.D.(12)	22,059	*
William W. McInnes(13)	22,059	*
Wachovia Capital Partners, Inc.(14)	2,534,598	6.0

		Percentage
	Number of Shares	of
	Beneficially	Shares
Name of Beneficial Owner(1)	Owned	Outstanding

FMR Corp.(15)	4,671,077	11.0
Michael Crabtree(16)	2,749,586	6.5
All directors and executive officers as a group (12 persons)	17,534,521	40.0

   *     Less than one percent of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the address of each of the beneficial owners identified is 810 Innovation Drive, Knoxville, Tennessee 37932.

(2)	Includes 2,782,010 shares held by the Douglass Revocable Charitable Trust, 1,600,000 shares held by the Grantor Retained Annuity Trust for Terry D. Douglass and 162,246 shares issuable upon the exercise of stock options exercisable within 60 days.

(3)	Includes 177,902 shares held by the Nutt Family Trust, 1,440,000 shares held by the Grantor Retained Annuity Trust for Ronald Nutt and 123,072 shares issuable upon the exercise of stock options exercisable within 60 days.

(4)	Includes 3,200 shares held by his daughter Addie Gill and 3,200 shares held by his son Matthew Gill. Includes 51,200 shares issuable upon the exercise of stock options exercisable within 60 days.

(5)	Includes 273,518 shares issuable upon the exercise of stock options exercisable within 60 days.

(6)	Includes 107,200 shares issuable upon the exercise of stock options exercisable within 60 days.

(7)	Includes 128,617 shares issued as restricted stock pursuant to our 2002 Long-Term Incentive Plan none of which shares have vested and 150,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(8)	Includes 75,911 shares issued as restricted stock pursuant to our 2002 Long-Term Incentive Plan none of which shares have vested and 81,023 shares issuable upon the exercise of stock options exercisable within 60 days.

(9)	Includes 160,000 shares held by the Grantor Retained Annuity Trust for Michael Phelps, 160,000 shares held by the Grantor Retained Annuity Trust for Patricia Phelps and 347,562 shares issuable upon the exercise of stock options exercisable within 60 days.

(10)	Mr. Haetzel is the Vice President of Finance and Administration for the Oncology Care Systems Group of Siemens Medical Solutions USA, Inc., which owns 894,906 shares of our common stock. Mr. Haetzel’s address is 4040 Nelson Avenue, Concord, CA 94520. Mr. Haetzel disclaims beneficial ownership of the shares held by Siemens Medical Solutions USA, Inc.

(11)	Includes 1,280,000 shares of common stock owned by Wachovia Capital Partners, Inc. Also includes 1,254,598 shares of common stock owned by First Union Merchant Banking 1999-II, LLC. Mr. Eubank is a Partner of First Union Merchant Banking 1999-II, LLC, Wachovia Capital Partners, Inc. and FUCP Management Company 1999, LLC, which is the managing member of First Union Merchant Banking 1999- II, LLC. The address for Mr. Eubank is 301 S. College St., Charlotte, NC 28288. Mr. Eubank disclaims beneficial ownership of the shares held by Wachovia Capital Partners, Inc. and First Union Merchant Banking 1999-II, LLC.

(12)	Represents 22,059 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(13)	Represents 22,059 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(14)	Includes 1,280,000 shares of common stock owned by Wachovia Capital Partners, Inc. Also includes 1,254,598 shares of common stock owned by First Union Merchant Banking 1999-II, LLC. The address for Wachovia Capital Partners, Inc. and First Union Merchant Banking 1999-II, LLC is 301 S. College St., Charlotte, NC 28288.

(15)	Includes 4,507,700 shares owned by Fidelity Management and Research Company, a wholly-owned subsidiary of FMR Corp. Also includes 138,300 shares owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. Also includes 177 shares owned by Geode Capital Management, LLC. Also includes 24,900 shares owned by Fidelity International Limited. The address for FMR Corp., Fidelity Management and Research Company and Fidelity Management Trust Company is 82 Devonshire Street, Boston, Massachusetts 02109. The address for Geode Capital Management, LLC is 53 State Street, Boston, Massachusetts 02109. The address for Fidelity International Limited is Pembroke Hall, 42 Crowlane, Hamilton, Bermuda. This information is contained in a 13G filed by FMR Corp. with the Securities and Exchange Commission on December 10, 2002. The Company has no reason to believe that the information contained in such 13G was inaccurate when filed.

(16)	Includes 2,659,286 shares owned by Crabtree Ventures, LLC and 15,099 shares held by the Special Needs Trust for Jack Barnes and Sarah Lane Barnes. Mr. Crabtree is the managing member of Crabtree Ventures, LLC and in such capacity has the authority to vote and dispose of the shares owned by Crabtree Ventures, LLC. Mr. Crabtree served as a director of CTI from our inception through May 2002. The address for Mr. Crabtree is IdleAire Technologies Corporation, 300 Riverman Tower, 900 S. Gay Street, Knoxville, TN 37902.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

      The following table sets forth certain information regarding compensation for the fiscal years ended September 30, 2001 and 2002, for the Company’s Chief Executive Officer, the Company’s three other most highly compensated executive officers whose total annual salary and bonus was $100,000 or more for the fiscal year ended September 30, 2002, and Michael Templin, who would have been one of the four most highly compensated executive officers, but for the fact he was not serving as an executive officer as of the end of the fiscal year ended September 30, 2002 (the Chief Executive Officer, such other executive officers and Mr. Templin are sometimes referred to herein as the “Named Executive Officers”).

	Annual Compensation				Long-Term Compensation

				Other	Restricted	Securities	All Other
	Fiscal			Annual	Stock	Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)(1)	Award(s) ($)	Options (#)	($)(2)

Terry D. Douglass	2002	276,923	133,413	—	—	320,000	13,562
President, Chief Executive Officer and Chairman	2001	231,152	146,250	—	—	41,870	12,822
Ronald Nutt	2002	268,629	125,000	—	—	240,000	9,433
President CTI PET Systems, Inc.	2001	178,563	112,500	—	—	27,336	10,714
Mark S. Rhoads	2002	215,673	107,836	—	—	112,000	11,925
Senior Vice President of CTI and President of PETNet Pharmaceuticals, Inc.	2001	182,308	100,000	—	—	347,118	9,912
David N. Gill(3)	2002	132,619	86,062	—	—	320,000	107,132
Senior Vice President and Chief Financial Officer	2001	—	—	—	—	—	—
Michael K. Templin(4)	2002	154,231	75,000	—	—	—	8,089
Vice President of Finance and Chief Financial Officer of CTI PET Systems, Inc.	2001	135,626	75,000	—	—	128,000	8,138

(1)	The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer is less than the lesser of 10% of the total annual salary and bonus of such officer or $50,000.

(2)	Amount represents contributions to the Company’s 401(k) plan on behalf of Messrs. Douglass, Nutt, Rhoads, Gill and Templin. For Mr. Gill, this amount also includes the value of 21,440 shares of Common

Stock that were issued to Mr. Gill when he joined the Company. The shares issued to Mr. Gill were valued at $4.69 per share, which was the fair market value of the Company’s Common Stock on the date of such issuance.

(3)	Mr. Gill was not employed by the Company during the fiscal year ended September 30, 2001. Mr. Gill began full employment in January 2002, and, therefore the compensation shown is for a partial year.

(4)	Mr. Templin served as an executive officer of CTI during a portion of 2002, but due to organizational changes, Mr. Templin did not serve in a policy making capacity for CTI as of September 30, 2002. Mr. Templin has resigned as Vice President and Chief Financial Officer of CTI PET Systems, Inc. effective as of January 31, 2003.

Option Grants in Last Fiscal Year

      The following table contains information about option awards made to each Named Executive Officer during the fiscal year ended September 30, 2002.

		Percent of			Potential Realizable Value
	Number of	Total			at Assumed
	Securities	Options			Annual Rates of Stock
	Underlying	Granted to	Exercise		Price Appreciation
	Options	Employees in	Price Per		for Option Term(2)
	Granted	Fiscal	Share	Expiration
Name	(#)	Year(1)	($/Sh)	Date	5%	10%

Terry D. Douglass	17,976	0.6%	$6.12	03/28/07	$30,395	$67,164
	302,024	9.5	5.56	03/28/09	683,625	1,593,136
Ronald Nutt	17,976	0.6	6.12	03/28/07	30,395	67,164
	222,024	7.0	5.56	03/28/09	502,547	1,171,147
Mark S. Rhoads	112,000	3.8	5.56	03/28/09	253,510	590,785
David N. Gill	320,000	10.0	4.69	01/14/09	610,976	1,423,835
Michael K. Templin	—	—	—	—	—	—

(1)	The Company granted options to employees to purchase a total of 3,185,860 shares of Common Stock during the 2002 fiscal year. The stock options were granted at 100% of fair market value on the date of grant. The options granted to Messrs. Douglass and Nutt were fully vested on the date of grant. The options issued to Messrs. Rhoads and Gill were 20% vested on the date of grant and will vest 20% on each anniversary of the date of grant.

(2)	Potential realizable value is based upon an assumption that the price for the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term, net of exercise price. The values are calculated based upon SEC regulations and do not reflect the Company’s estimate of future growth in stock price.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

      The following table provides information with respect to options exercised by the Company’s Named Executed Officers during the Company’s fiscal year ended September 30, 2002 and the value of unexercised options as of September 30, 2002.

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options		In-The-Money Options
	Shares		at Fiscal Year End(#)		at Fiscal Year End(2)
	Acquired on	Value
Name	Exercise(#)	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Terry D. Douglass	302,024	$0	162,246	—	$3,521,826	—
Ronald Nutt	222,024	0	123,072	—	2,660,302	—
Mark S. Rhoads	96,000	196,500	273,518	89,600	5,912,569	$1,768,480
David N. Gill	64,000	44,800	—	256,000	—	5,217,067
Michael K. Templin	160,000	865,000	107,200	—	2,410,660	—

(1)	Amount based on the difference between the fair market value of the Company’s Common Stock on the date of exercise and the exercise price of the option.

(2)	Amount based on the difference between the closing price of the Company’s Common Stock on September 30, 2002 of $25.30 and the exercise price of the option.

Employment and Change of Control Agreements

      The Company has entered into employment letters with Messrs. Gill, Rhoads, Hook and Brophy. Base compensation under the employment letters for each of these executives is subject to adjustment by the Board of Directors on an annual basis. In addition, Messrs. Gill, Rhoads, Hook and Brophy are entitled to receive incentive compensation based upon the Company’s achievement of certain operating and financial goals, with an annual target bonus range of 50% to 150% of their then-current base salary.

      The Company can terminate Mr. Gill’s, Mr. Rhoads’, Mr. Hook’s and Mr. Brophy’s employment at any time and for any reason. If the Company terminates the employment of Mr. Gill, Mr. Rhoads, Mr. Hook or Mr. Brophy without cause, the employment letters obligate the Company to pay them their base compensation for a period of time following termination. This period is twelve months for Mr. Gill and Mr. Brophy, six months for Mr. Rhoads and Mr. Hook. In addition, upon termination without cause, a portion of Mr. Gill’s, Mr. Hook’s and Mr. Brophy’s options will vest with the amount of the vesting being subject to the timing of the termination. Mr. Gill’s, Mr. Hook’s and Mr. Brophy’s options will become fully vested upon a change of control of CTI.

      The Company has entered into Change of Control Agreements with Messrs. Douglass, Nutt, Rhoads, Gill, Brophy, and Hook. Each Change of Control Agreement is designed to be a “springing” employment agreement that becomes effective only upon a change of control. In order for these Change of Control Agreements to become effective, the change of control must occur during the term of the Change of Control Agreements, which is three years with automatic one year extensions. Upon a change of control, the parties to these Change of Control Agreements begin a two year employment period during which the employee will be entitled to his pre-change of control position, authority, duties, office location, salary, bonus and benefits. If one of the Company’s officers who is a party to a Change of Control Agreement is terminated without cause or resigns for good reason (as defined) during this two year period, he will receive certain severance benefits. The severance benefit for Dr. Douglass includes an amount equal to three times his salary and target bonus for the year of termination. The current annual base salary for Dr. Douglass is $275,000. The severance benefit for each of Dr. Nutt, Mr. Rhoads, Mr. Gill, Mr. Hook and Mr. Brophy includes an amount equal to two times his salary and target bonus for the year of termination. The current annual base salaries for Dr. Nutt, Mr. Rhoads, Mr. Gill, Mr. Hook and Mr. Brophy are $250,000, $225,000 $225,000, $250,000, and $225,000, respectively. In addition, the officer will continue to receive health and welfare insurance coverage for a period of one to three years, and his outstanding options and other equity awards will become fully vested. If the officer resigns other than for good reason between one and two years after the change in control, he will receive pro rata severance benefits and insurance coverage based on the number of months then remaining in the original 24-month employment period, but such resignation will not result in acceleration of vesting of his equity awards.

Compensation Committee Interlocks and Insider Participation

      Messrs. Hood and McInnes presently serve as members of the Compensation Committee of the Board of Directors and have served as members of the Compensation Committee since its establishment on June 4, 2002. During the fiscal year ended September 30, 2002, the Board of Directors as a whole performed the functions delegated to the Compensation Committee. No member of the Board of Directors and none of the Company’s executive officers serve as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

Introduction

      This report is submitted by the Company’s Compensation Committee at the direction of the Board of Directors. It provides information regarding the compensation and benefits provided to the Company’s Chief Executive Officer and other executive officers. The Compensation Committee of the Board of Directors is responsible for reviewing and approving compensation for the Company’s executive officers. The Compensation Committee is composed of two non-employee directors. Because the Compensation Committee believes that each executive officer has the potential to affect the short-term and long-term profitability of the Company, the Committee places considerable importance on the task of creating and implementing the Company’s executive compensation program.

      The Company’s executive compensation program is focused on stockholder value, the overall performance of the Company, the effect of the executive’s performance on the success of the Company and the individual performance of the particular executive.

Compensation Philosophy

      The Compensation Committee’s philosophy is to integrate the compensation of the Company’s executive officers with corporate performance. The Committee’s objectives are to (i) measure executive performance against short-term and long-term goals, (ii) treat employees fairly and, at the same time, be cost effective, (iii) reward performance, (iv) recognize individual initiative and achievements, (v) foster teamwork within the Company so that employees share in the rewards and risks of the Company, and (vi) assure that executive compensation will be tax deductible to the maximum extent permissible. The Compensation Committee is also focused on assisting the Company in attracting, motivating, and retaining qualified executives, and aligning the incentives of management with the interests of stockholders. In administering the compensation policies and programs used by the Compensation Committee and endorsed by the Board of Directors, the Compensation Committee reviews and approves:

•	total compensation of executive officers in relation to Company performance;

•	long-term incentive compensation in the form of stock awards; and

•	cash or other bonuses based upon a percentage of annual salary to motivate and retain high quality executive officers.

      The compensation program of the Company currently consists of base salary, annual incentive compensation in the form of cash bonuses, and options. Because the Company’s compensation plan involves incentives contingent upon the Company’s performance and individual performance, an executive officer’s actual compensation level in any particular year may be above or below that of similarly situated officers of competitors. The Compensation Committee reviews each element of executive compensation annually.

      The key components of the Company’s executive compensation program are described below:

Base Salary

      The Compensation Committee, along with the CEO of the Company, reviews and approves an annual salary plan for the Company’s executive officers following a merit review conducted by the CEO. The salary plan is developed by the Company’s CEO. Many subjective factors are included in determining the executive’s base salary, such as (i) the executive officer’s responsibilities, (ii) the scope of the position, (iii) experience and length of service with the Company, (iv) individual efforts and performance within the Company, the industry and the community, (v) team building skills consistent with the Company’s best interests, (vi) observance of the Company’s ethics and compliance program, (vii) salaries paid by competitive companies to officers in similar positions, and (viii) base compensation paid to other Company executives. While these subjective factors are then integrated with other objective factors, including the Company’s net income earnings per share, return on equity, and growth, the overall assessment is primarily a subjective one, intended to reflect the level of responsibility and individual performance of the particular executive officer.

      In March 2002, the Company engaged an independent third party consulting firm to conduct a compensation survey. The survey results showed that the compensation received by the Company’s executive officers was on the low end of the scale compared to the other companies surveyed. Because the Company prefers to keep its cash compensation at manageable levels and believes that it is important to keep the financial interests of management aligned with those of the Company’s stockholders, the Company elected to increase cash compensation by an amount less than the increase recommended by the consultants. However, in order to make up for the deficiency in compensation, the Company issued additional stock options to its executive officers.

Bonuses

      The Compensation Committee believes that a significant portion of the total cash compensation for executive officers should be based on the Company’s achievement of specific performance criteria, including earnings, and that a significant part of the cash compensation package should be at risk. Accordingly, executive officers of the Company receive a cash bonus based on a percentage of annual base salary if the Company meets an annual performance target. The performance targets are established and communicated at the beginning of each year. The executive officers’ performance targets have historically been based on the achievement by the Company of earnings per share goals. Because CTI is now a public company, future bonuses will based on net income, sales growth and cash flow.

Stock Incentive Plans

      To date, the Company has relied primarily upon stock option awards to provide long-term incentives for executives and to align executives’ incentives more closely with the interests of stockholders. The Compensation Committee continues to believe that stock option awards have been and remain an excellent vehicle for providing financial incentives for management. In addition to the CTI, Inc. 1998 Restated Incentive Stock Option Plan, the Company has also adopted the CTI Molecular Imaging, Inc. 2002 Long-Term Incentive Plan, which is also administered by the Compensation Committee. The Company’s stock incentive plans permit the Company to issue stock options or other stock based awards to officers, key employees, and directors of the Company. Subject to general limits prescribed by the stock incentive plans, the Compensation Committee has the authority to determine the individuals to whom stock awards will be granted, the terms of the awards, and the number of shares subject to each award. The size of any particular stock award, the terms of the awards, and the number of shares subject to each award are based upon the executive’s position and the executive’s individual performance during the related evaluation period. Because the option exercise price is the price of stock on the date of grant and the options generally carry a five to ten-year life, under a stock option award executives benefit only if the value of the Company’s Common Stock increases.

      The Committee believes that executives with stock options or other stock based awards are rewarded for their efforts to improve short and long-term performance. In this way, the financial interests of management are aligned with those of the Company’s stockholders. For this reason, the Company uses stock options and other stock based awards as its predominant long-term incentive program.

      Executive officers of the Company may also participate in the Company’s Employee Stock Purchase Plan (the “Stock Purchase Plan”). Executive officers are entitled to participate in the Stock Purchase Plan on the same terms as non-executive employees who meet the applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the Stock Purchase Plan. All contributions to the Stock Purchase Plan are made or invested in the Company’s Common Stock. These features are intended to align further the executives’ and stockholders’ long-term financial interests.

Other Benefits

      The Company’s executives are also entitled to participate in the Company’s group medical plan, and the Company’s 401(k) plan. The Company makes only nominal use of perquisites in compensating its executive officers.

Chief Executive Officer Compensation

      The Compensation Committee’s basis for compensation of the Chief Executive Officer, Terry Douglass, is based on the compensation philosophy discussed above. Dr. Douglass participates in the same executive compensation plans available to the other executive officers. For the fiscal year ending September 30, 2003, the base salary for Dr. Douglass was set by the Board of Directors at $275,000. The compensation level established for Dr. Douglass was in response to the Committee’s and the Board’s assessments of the Company’s performance and accomplishments in fiscal 2002, as well as the position of Dr. Douglass in the Company and the nature of his responsibilities and contributions. The Board of Directors considered the performance of Dr. Douglass in terms of the Company’s success in meeting its performance targets, from both an operational and a financial standpoint, and in executing its strategic plan. The Board of Directors also considered the Company’s performance relative to its peers and competitors in the industry in evaluating the compensation payable to Dr. Douglass.

Federal Income Tax Deductibility Limitations

      The Compensation Committee intends to use its best efforts to structure future compensation so that executive compensation paid by the Company is fully deductible in accordance with Section 162(m) of the Internal Revenue Code enacted in 1993, which generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers unless certain conditions are met. However, the Compensation Committee may, in a particular case, decide to approve compensation that may prove not to be deductible.

Summary

      The Compensation Committee believes that the Company’s compensation policies are strongly linked to the Company’s performance and the enhancement of stockholder value. The Compensation Committee intends to continually evaluate the Company’s compensation policies to ensure that they are appropriately configured to align the interest of officers and stockholders and that the Company can attract, motivate, and retain talented management personnel.

Submitted by the Compensation Committee of the Company’s Board of Directors.

Leroy Hood, M.D., Ph.D.

William W. McInnes

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on the Company’s Common Stock with the cumulative total stockholder return on the Nasdaq Stock Market Index and the Nasdaq Health Services Index commencing on June 21, 2002 (the first day the Common Stock began trading on the Nasdaq Stock Market) through September 30, 2002. The price of the Company’s Common Stock used in the graph for June 21, 2002 was $19.50, the last sale price on June 21, 2002. The graph assumes a $100 investment on June 21, 2002 in each of CTI Common Stock, the Nasdaq Stock Market Index and the Nasdaq Health Services Index and reinvestment of all dividends.

      The comparison in the graph below is based on historical data and is not intended to forecast the possible future performance of the Company’s Common Stock.

COMPARISON OF CUMULATIVE TOTAL RETURN*

AMONG CTI MOLECULAR IMAGING, INC., THE NASDAQ STOCK MARKET
(U.S.) INDEX AND THE NASDAQ MEDICAL EQUIPMENT INDEX

•	$100 invested on 6/20/02 in stock or index including reinvestment of dividends. Fiscal year ending September 30.

		Cumulative Total Return

	6/20/02	6/02	7/02	8/02	9/02

CTI MOLECULAR IMAGING, INC	100.00	134.94	117.41	129.41	148.82
NASDAQ STOCK MARKET (U.S.)	100.00	100.00	90.87	89.89	80.23
NASDAQ MEDICAL EQUIPMENT	100.00	100.00	91.66	94.48	90.93

CERTAIN TRANSACTIONS

Wachovia Capital Partners Investment

      On September 30, 1999, the Company issued an aggregate of 400,000 shares of its Series A Redeemable Preferred Stock, 200,000 shares of its Series B Convertible Redeemable Preferred Stock and warrants to purchase up to 2,447,181 shares of its common stock to Wachovia Capital Partners, Inc. (a successor in interest to First Union Capital Partners, Inc.) in exchange for an aggregate purchase price of $15 million. In June 2000, Wachovia Capital Partners, Inc. transferred all of the warrants to purchase common stock to its affiliate, First Union Merchant Banking 1999-II, LLC. The warrants were exercised in their entirety on March 29, 2002 pursuant to a cashless exercise. No other investors participated in the September 1999 transaction.

      Frederick W. Eubank, II, one of the Company’s directors, is a Partner of First Union Merchant Banking 1999-II, LLC, Wachovia Capital Partners, Inc. and FUCP Management Company 1999, LLC, which is the managing member of First Union Merchant Banking 1999-II, LLC. In addition, Mr. Eubank has a minority ownership interest in FUCP Management Company 1999, LLC which has a minority ownership interest in First Union Merchant Banking 1999-II, LLC. Mr. Eubank was elected to the Company’s Board of Directors as Wachovia Capital Partners, Inc.’s nominee pursuant to a shareholders agreement entered into among the Company, several of the Company’s founding stockholders and Wachovia Capital Partners, Inc. in connection with the September 1999 investment. The shareholders agreement was terminated upon the closing of the Company’s initial public offering.

      During fiscal years ended 1999, 2000 and 2001 and the six months ended March 31, 2002, the Company made dividend payments to Wachovia Capital Partners, Inc. with respect to the Series A Redeemable Preferred Stock in the aggregate amounts of $0, $0.9 million, $0.9 million, and $0.4 million respectively. Upon the closing of the Company’s initial public offering, all outstanding shares of Series A Redeemable Preferred Stock were redeemed for an aggregate redemption price of $10.0 million plus accrued and unpaid dividends of approximately $0.2 million.

      Upon the closing of the Company’s initial public offering, all outstanding shares of Series B Convertible Redeemable Preferred Stock were converted into an aggregate of 1,280,000 shares of common stock.

      On March 29, 2002 First Union Merchant Banking 1999-II, LLC exercised on a cashless basis warrants to purchase 2,447,181 shares of the Company’s outstanding common stock resulting in a net issuance of 2,446,563 shares of common stock. Pursuant to the agreement under which the warrants were issued, the Company had the right to repurchase a portion of the warrant shares upon the closing of the initial public offering. Pursuant to the Company’s exercise of that right, upon the closing of the Company’s initial public offering, the Company paid First Union Merchant Banking 1999-II, LLC the sum of $0.4 million in exchange for the repurchase of 1,191,965 shares.

      Wachovia Capital Partners, Inc. and First Union Merchant Banking 1999-II, LLC have certain rights to require the Company to file a registration statement in order to register for resale under the Securities Act the 2,534,598 shares of common stock they beneficially own. Such rights are sometimes referred to as “demand” registration rights. Wachovia Capital Partners, Inc. and First Union Merchant Banking 1999-II, LLC also have certain rights to require the Company to register their shares when the Company is registering shares for sale on its own behalf or for sale by another stockholder. Such rights are sometimes referred to as “piggyback” registration rights. The Company would be required to bear all registration fees and expenses related to any such registrations, excluding any underwriting discounts or selling commissions.

      Wachovia Securities, Inc., an affiliate of Wachovia Capital Partners, Inc. and First Union Merchant Banking 1999-II, LLC was one of the underwriters in the Company’s initial public offering and received a customary fees and commissions in connection with its underwriting activities.

Corridor Park Limited Partnership II

      On September 15, 2000, the Company entered into a Lease Agreement with Corridor Park Limited Partnership II for approximately 8,100 square feet of office space located at 830 Corridor Park Boulevard, Suite 100, in Knoxville, Tennessee. Certain of the Company’s officers, directors and principal stockholders, including Terry Douglass, Ronald Nutt, J. Kelly Milam and Michael Crabtree are partners of Corridor Park Limited Partnership II. The Lease Agreement had an initial twelve-month term that expired on September 15, 2001, but has been extended through September 30, 2003. The Company has a right during this renewal period to terminate the Lease Agreement upon 60 days notice to Corridor Park Limited Partnership II. The Company pays $9.00 per square foot to rent this space plus a pro rata share of maintenance, taxes, insurance and other expenses. The Company also pays as additional rent the unamortized cost of certain build-

out construction that was completed at the Company’s request. Currently, the Company uses this property for administrative offices.

      On August 1, 2002 the Company entered into a Sublease Agreement with ETT Corporation pursuant to which the Company leases 5,528 square feet of office space owned by the Corridor Park Limited Partnership. The leased space is located at 830 Corridor Park Boulevard, Suite 300 and offices 240 and 239 in Knoxville, Tennessee. The initial term of the Sublease Agreement expires on May 31, 2005. The Company pays $5,175 per month for this space plus utilities and a 5% monthly administration fee.

Concorde Microsystems, Inc.

      The Company has entered into five agreements with Concorde Microsystems, Inc. Ronald Nutt’s son, Robert E. Nutt, the President of Concorde, and Ronald Nutt’s daughter in the aggregate own more than ten percent of Concorde’s capital stock. In October 1999, CTI and CTI PET Systems, Inc. (CTI PET Systems), a 50.1% owned subsidiary of CTI, entered into a MicroPET Agreement with Concorde pursuant to which CTI PET Systems granted Concorde a license to the rights of CTI PET Systems under the 1994 Collaboration Agreement with UCLA to data and other results of research performed by UCLA related to PET and nuclear medicine, including research related to high resolution (less than 2mm) PET for animals. In the MicroPET Agreement, CTI PET Systems granted Concorde a non-exclusive royalty-free license for the sole purpose of production by Concorde of products for use in the high resolution animal PET market. All technology developed by Concorde useful in the design, development or production of PET scanners for humans belongs to CTI PET Systems. All technology developed by Concorde that is useful in the development of PET scanners for animal applications belongs to Concorde. For a period of five years, CTI PET Systems agreed to sell to Concorde, equipment and components needed to develop animal scanners and Concorde agreed to sell MicroPET scanners and related equipment for resale by CTI PET Systems. Concorde purchases equipment and component parts to develop PET scanners for animals from CTI PET Systems at approximately the same price at which CTI PET Systems sells such equipment and components to its third-party distributors for use as spare and replacement parts. Concorde also acquires LSO from CTI at substantially the same price at which CTI sells LSO to CTI PET Systems. The MicroPET Agreement has a five-year term, but CTI PET Systems has retained the right upon 180 days notice to Concorde to begin developing PET scanners for animals.

      As part of the transactions contemplated by the MicroPET Agreement, CTI PET Systems entered into a Patent and Technology Sublicense Agreement. Pursuant to this Sublicense, CTI PET Systems granted Concorde a non-exclusive, royalty-free right to use the materials and methods covered by the LSO patents in the field of detector systems for high resolution animal PET scanners. The Patent and Technology Sublicense Agreement expires on the date that CTI’s license to use the LSO technology expires.

      Effective October 1, 1999, CTI PET Systems and Concorde entered into a Development and Exclusive Supply Agreement pursuant to which CTI PET Systems engaged Concorde to develop, manufacture and supply application specific integrated circuits used in the PET scanners manufactured by CTI PET Systems. CTI PET Systems agreed to pay Concorde for its development costs, production set-up costs and design maintenance procedures incurred in connection with the development and production of these circuits. Pursuant to that agreement, CTI PET Systems paid Concorde $429,000, $554,000 and $459,000 for the years ended September 30, 2000, 2001 and 2002 respectively. CTI PET Systems further agreed that upon the successful development of the circuits, Concorde would be the exclusive supplier of the circuits. Concorde completed the development of the circuits in February 2002. CTI PET Systems agreed to acquire at least $50,000 worth of circuits from Concorde each year during the five years commencing on the date of commercial production of the circuits, which is estimated to be in March 2003. The actual amounts to be purchased by CTI PET Systems will vary depending upon the demand for its PET scanners, subject to the $50,000 minimum annual purchase commitment for five years. Concorde will also receive a license fee for each circuit purchased by CTI PET Systems. All technology developed by Concorde in the performance of the agreement belongs to CTI PET Systems. Concorde agreed for a period of five years after the new circuits are developed not to engage in or own an interest in a business competitive with CTI PET Systems or to design circuits for any competitor of CTI PET Systems. The agreement expires five years after the completion date of the development phase of the circuits.

      Effective September 2002, PETNET Pharmaceuticals, Inc. (PETNET), a wholly owned subsidiary of CTI, entered into a distribution agreement with Concorde. Under the terms of the agreement, PETNET was granted an exclusive, royalty-free license to distribute Concorde products throughout the continental United States and Canada. PETNET is responsible for sales, marketing and education activities while Concorde is responsible for all product warranty, installation, training, service and technical support. In the event the annual orders do not exceed each previous year’s orders by 10%, distribution rights can be made nonexclusive at the sole discretion of Concorde. There were no transactions under the agreement during the year-ended September 30, 2002.

      Effective September 5, 2002 CTI entered into an LSO Supply Agreement with Concorde pursuant to which CTI agreed to provide Concorde with LSO. This agreement expires upon the earlier of a change of control of Concorde or the termination of CTI’s license with Schlumberger to use the LSO technology. In this agreement, CTI agreed not to sell LSO to another third party engaged in the development or manufacture of PET scanners for use in animal applications.

UCLA Relationship

      The Company’s director, Michael E. Phelps, is the chair of UCLA’s Department of Molecular and Medical Pharmacology. In February of 1994 the Company entered into a collaboration agreement with the UCLA for the development of new technologies for the PET and radiopharmaceutical equipment markets. In this agreement, UCLA agreed to provide its facilities and research personnel to assist in the development process. The Company agreed to provide UCLA PET and radiopharmaceutical equipment at a price equal to the Company’s production cost with the objective being that UCLA would have the state of the art PET equipment for use in the collaboration program. For inventions developed solely by UCLA relating to PET and radio-pharmaceuticals technology, the Company has a first right to obtain a license from UCLA pertaining to such technology, provided UCLA has no existing licensing obligations to a third party sponsor of research. The Company also has a right to license UCLA’s undivided interest in any jointly developed inventions. The royalties for any license are subject to the terms of a mutual agreement between the Company and UCLA. The 1994 collaboration agreement had an initial five year term with the right of the parties to extend the agreement for additional two year terms. The agreement has been extended until January 2003.

      In 2000, the Company entered into a second collaboration agreement with UCLA to further enhance the Company’s collaboration efforts relating to radiopharmaceuticals. Through this collaboration agreement, the Company created the LA Tech Center. In the collaboration agreement, UCLA’s Department of Molecular and Medical Pharmacology agreed to conduct research activities and specialized research services. The Company pays for all cost incurred in connection with the prosecution of patent applications and maintenance of issued patents directed to selected research results under this agreement. The Company agreed to provide personnel at no cost to work in the LA Tech Center. The Company also agreed to provide UCLA with PET and radiopharmaceutical equipment and radiopharmaceutical probes at a price equal to the Company’s production cost. In consideration for the research services, the Company agreed to pay UCLA a monthly research fee, specific research fees and an incentive fee. The incentive fee is based on net revenues received by the Company from the sale of products produced at the LA Tech Center. The Company also pays UCLA royalties for technology it licenses from UCLA. The collaboration agreement entered into during 2000 has a five year term. UCLA has granted the Company the first option to negotiate for an exclusive a license to any UCLA inventions and jointly developed inventions under this agreement for the purpose of commercial development.

      On October 1, 2001 the Company entered into a Memorandum of Understanding with the UCLA Department of Molecular and Medical Pharmacology, the UCLA Department of Radiological Services and the UCLA Medical Center. Pursuant to this Memorandum of Understanding, each of the four parties invested $324,000 to purchase a PET/CT scanner for use in connection with a PET imaging center located at the UCLA Medical Center. In consideration for operating the imaging center, the UCLA entities receive the first 8% of any profits generated by the imaging center. Thereafter, the four parties to the Memorandum of Understanding share equally in the profits. Any losses incurred by the imaging center are shared equally by the UCLA entities. The parties have agreed that CTI is not responsible for any losses incurred by the imaging center. The term of this relationship expires on October 1, 2006. However, if the imaging center fails to achieve certain profit margins, the relationship will be extended for an additional two years.

      On May 25, 2001 the Company entered into a Memorandum of Understanding with the UCLA Department of Molecular and Medical Pharmacology and the UCLA Department of Medicine. Pursuant to this Memorandum of Understanding, each of the three parties invested $271,042 to purchase a PET scanner for use in connection with a PET imaging center known as the UCLA Ahmanson Biological Imaging Clinic located in Santa Monica, California. The parties to the Memorandum of Understanding share in the profits as follows: 30% to each of the Company and the UCLA Department of Medicine and 40% to the UCLA Department of Molecular and Medical Pharmacology. The UCLA Department of Molecular and Medical Pharmacology receives a greater share of the profits in consideration for operating the imaging center and for covering any losses incurred by the center. The parties have agreed that CTI is not responsible for any losses incurred by the imaging center. This relationship has an indefinite term.

Repurchase of Common Stock from Seiko Instruments and SIE Netherlands

      In January 2002, Seiko Instruments, Inc. and S.I.E. Netherlands B.V., an affiliate of Seiko Instruments, Inc., agreed to sell an aggregate of 2,536,109 shares of the Company’s outstanding common stock back to the Company for approximately $11.9 million. The Company consummated this purchase on May 13, 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s outstanding shares of Common Stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports that they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during 2002.

REPORT OF THE AUDIT COMMITTEE

      The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and to report the results of the Audit Committee’s activities to the Board. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal control, and PricewaterhouseCoopers LLP (the independent auditors) is responsible for auditing those financial statements in accordance with generally accepted accounting principles and issuing a report thereon. In this context, we have reviewed and discussed with management and the independent auditors the Company’s audited financial statements as of and for the fiscal year ended September 30, 2002. We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors their independence. In addition, we have considered the compatibility of nonaudit services with the auditors’ independence. In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements, referred to above, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002, filed with the Securities and Exchange Commission. The Board of Directors has adopted a written Audit Committee Charter which is attached hereto as Exhibit A.

Frederick W. Eubank, II
Leroy Hood, M.D., Ph.D.
William W. McInnes

As Members of the
Audit Committee

(PROPOSAL 2)

APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Committee recommends, and the Board of Directors selects, independent public accountants for the Company. The Audit Committee has recommended that PricewaterhouseCoopers LLP, who served during 2002, be selected for 2003, and the Board has approved the selection. Unless a stockholder directs otherwise, proxies will be voted for the approval of the selection of PricewaterhouseCoopers LLP as independent public accountants for 2003. If the appointment of PricewaterhouseCoopers LLP is not approved by the stockholders, the Board will consider the selection of other independent public accountants for 2003.

      A representative of PricewaterhouseCoopers LLP is expected to be present at the 2003 Annual Meeting of Stockholders. The representative will be given the opportunity to make a statement, if they desire to do so and will be available to respond to appropriate questions from stockholders.

Audit Fees

      The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended September 30, 2002, a review of the Company’s registration statement in connection with its initial public offering and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $860,127.

Financial Information Systems Design and Implementation Fees

      There were no fees billed by PricewaterhouseCoopers LLP for financial information systems design and implementation services during the fiscal year ended September 30, 2002.

All Other Fees

      The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered during the fiscal year ended September 30, 2002, other than as stated above under the captions Audit Fees and Financial Information Systems Design and Implementation Fees, were $184,403. These fees primarily consist of tax compliance services and state and local tax planning.

Audit Committee Review

      The Company’s Audit Committee has reviewed the services rendered and the fees billed by PricewaterhouseCoopers LLP for the fiscal year ending September 30, 2002. The Audit Committee has determined that the services rendered and the fees billed last year that were not related to the audit of the Company’s financial statements are compatible with the independence of PricewaterhouseCoopers LLP as the Company’s independent accountants.

      The Board of Directors recommends a vote FOR the approval of the selection of PricewaterhouseCoopers LLP as the Company’s independent public accountants for 2003.

INFORMATION CONCERNING STOCKHOLDER PROPOSALS

      Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a stockholder intending to present a proposal to be included in the Company’s proxy statement for the Company’s Annual Meeting of Stockholders to be held in 2004 must deliver a proposal in writing to the Company’s principal executive offices no later than October 22, 2003. Such proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company sponsored proxy materials.

      In addition, in order for a stockholder’s proposal or director nomination to be raised from the floor during next year’s annual meeting, written notice must be received by the Company after November 20, 2003 but no later than December 20, 2003 and must contain all such information as required under the Company’s Bylaws. A copy of such Bylaw requirements for stockholder proposals and nominations is available upon request by writing to CTI Molecular Imaging, Inc., 810 Innovation Drive, Knoxville, Tennessee, 37932, Attention: Corporate Secretary.

OTHER BUSINESS

      The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

By Order of the Board of Directors,

/s/ R. Gregory Brophy
Senior Vice President, General Counsel and Secretary

Knoxville, Tennessee

February 18, 2003

EXHIBIT A

CHARTER

OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF CTI MOLECULAR IMAGING, INC.

As Adopted on May 21, 2002

I. INTRODUCTION AND PURPOSE

      There shall be a committee of the Board of Directors of CTI Molecular Imaging, Inc. (the “Corporation”) known as the Audit Committee (the “Committee”). The Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary objectives are to:

•	Serve as an independent party to oversee the Corporation’s financial reporting process and systems of internal controls regarding finance and accounting.

•	Make recommendations on selection of outside auditors.

•	Review and appraise the audit efforts of the Corporation’s outside auditors.

•	Provide an open avenue of communication among the outside auditors, financial and senior management and the Board of Directors.

      The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the outside auditors as well as all personnel in the organization. The Committee has the ability to retain, at the Corporation’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. COMPOSITION

      Committee members shall meet the requirements of the Nasdaq Stock Market. The Committee shall be comprised of three or more Independent Directors (as defined in Rule 4200 of the Rules of the Nasdaq Stock Market, Inc.), who are not officers or employees of the Corporation and each of whom is free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee.

      All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and, the Committee shall have at least one member with past employment experience in finance or accounting, a professional certification in accounting or comparable experience or background which results in the individual’s financial sophistication.

      The Board of Directors shall appoint the members of the Committee. Unless a Chairperson is elected by the full Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership.

III. MEETINGS

      The Committee shall meet at least four times annually, but may meet more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the outside auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee, or at least its Chairperson, should communicate with the outside auditors and management quarterly to review the Corporation’s financial statements and significant findings based upon the accountants limited review procedures.

IV. SCOPE OF RESPONSIBILITY

      The Committee’s job is one of oversight and it recognizes that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, as well as the outside auditors, have more time, knowledge and more detailed information about the Corporation than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the outside auditor’s work.

      Neither the scope of this Charter, the detail of activities contained herein nor the service of a Board member on the Audit Committee shall operate to expand or enhance the degree of care or diminish any protections or limitation of liability otherwise applicable to the duties of a member of the Board of Directors under Delaware law. Consistent with the General Corporation Law of the State of Delaware, each member of the Audit Committee shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

V. ACTIVITIES

      To fulfill its objectives, the Audit Committee shall:

Documents/Reports Review

1. Review, and recommend to the Board, any updates to this Charter periodically, as conditions dictate.

2. Review and discuss with management the audited annual financial statements and make a recommendation to management regarding whether such financial statements should be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission (the “Commission”).

3. Review with management and the outside auditors, if necessary, the unaudited quarterly financial statements prior to filing or distribution.

Outside auditors

4. Periodically consult privately with the outside auditors about internal controls and the matters required to be discussed by Statement on Auditing Standards No. 61.

5. On an annual basis, ensure receipt from the outside auditors of a formal written statement that describes all relationships between the auditors and the Corporation, with all disclosures required by Independence Standards Board Standard No. 1, and discuss with the accountants all significant relationships of the accountants with the Corporation to determine the accountants’ independence.

6. Actively engage in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and take, or recommend that the full board of directors take, appropriate action to oversee the independence of the outside auditors.

7. Recommend to the Board of Directors the selection of the outside auditors, considering independence and effectiveness, and, as appropriate, approve the fees and other compensation to be paid to the outside auditors.

8. Review the performance of the outside auditors and approve any proposed discharge of the outside auditors when circumstances warrant.

9. Review any significant disagreement between management and the outside auditors in connection with the preparation of the financial statements.

10. Advise the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and the Committee, as representatives of the stockholders, and that the Board of Directors has the ultimate authority and responsibility for selection, evaluation and, where appropriate, replacement of the outside auditors (or to nominate the outside auditors to be proposed for shareholder approval in any proxy statement).

Other

11. Annually prepare a report to stockholders as required by the Commission, to be included in the Corporation’s annual proxy statement.

12. Perform any other activities consistent with this Charter, the Corporation’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

CTI MOLECULAR IMAGING, INC.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF THE COMPANY

   The undersigned, a stockholder of CTI MOLECULAR IMAGING, INC., a Delaware corporation (the “Company”), hereby appoints R. Gregory Brophy and David N. Gill, and each of them, as proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on March 18, 2003 at 9:30 a.m., local time, and at any adjournments or postponements thereof. The proxies are further authorized to vote in their discretion on other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE: ☒

   The Board of Directors unanimously recommends a vote FOR each proposal below.

1.	ELECTION OF DIRECTORS: To elect the directors to serve until the 2006 annual meeting of Stockholders of the Company and until their successors are elected and qualified.

☐ VOTE FOR all nominees listed, except as marked to the contrary below*	☐ WITHHOLD AUTHORITY TO VOTE for all nominees

Nominees:	Terry D. Douglass, Ph.D. William W. McInnes

*INSTRUCTION: To withhold authority to vote for any nominee(s), write that nominee’s name in the space provided below:

2. Ratify the reappointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants.

☐ FOR        ☐ AGAINST       ☐ ABSTAIN

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND “FOR” APPROVAL OF PROPOSAL 2. THE PROXIES WILL VOTE WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(COMPLETE AND SIGN ON REVERSE SIDE)

   The undersigned hereby acknowledges receipt of (1) the Notice of 2003 Annual Meeting of Stockholders and Proxy Statement for the 2003 Annual Meeting of Stockholders and (2) the Company’s 2002 Annual Report to Stockholders.

   PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY USING THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.

Dated:	, 2003

(Signature)

(Signature if held jointly)

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly whether or not you plan to attend the meeting. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When shares are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.